REPORT OF THE DIRECTORS OF TELEFÓNICA, S.A. REGARDING THE MERGER PLAN OF TELEFÓNICA, S.A. AND TELEFÓNICA MÓVILES, S.A.

"This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated transactions".

Madrid, May 12, 2006

REPORT OF THE DIRECTORS OF

TELEFÓNICA, S.A.

REGARDING THE MERGER PLAN OF

TELEFÓNICA, S.A. AND TELEFÓNICA MÓVILES, S.A.

______________

  INTRODUCTION

  At meetings held on March 29, 2006, the Boards of Directors of TELEFÓNICA, S.A. (hereinafter, "TELEFÓNICA") and of TELEFÓNICA MÓVILES, S.A. (hereinafter, "TELEFÓNICA MÓVILES") approved the Merger Plan of TELEFÓNICA and TELEFÓNICA MÓVILES (the "Merger Plan" or the "Plan"), which had been prepared and signed by the directors of each company (with the abstentions and absences indicated in the Merger Plan itself), pursuant to the provisions of Section 234 and related provisions of the Business Corporations Law [Ley de Sociedades Anónimas] and has been deposited with the Commercial Registry of Madrid on April 3, 2006.

  In compliance with the provisions of Section 237 of the Business Corporations Law, the directors of TELEFÓNICA prepare and approve, upon the terms described below, the mandatory report of the directors regarding the Merger Plan (hereinafter, the "Report"), which, in accordance with the provisions of such Section, provides a detailed explanation of, and rationale for, the legal and financial aspects of the above-mentioned Plan.

  The Report has been divided into three parts. The first part contains the strategic reasons for the transaction (see Section 2 below). The second part contains a review of the legal aspects of the transaction: basically, the procedure for the merger (see Section 3 below). The third and final part covers financial aspects, paying particular attention to the calculation of the exchange ratio and particular valuation difficulties (see Section 4 below).

  STRATEGIC REASONS FOR THE TRANSACTION

  2.1 Recent Changes in the Telecommunications Markets.

  As described in the Merger Plan, the situation in the telecommunications markets in general and in mobile telecommunications markets in particular has changed significantly in recent years. This change in the competitive and technological environment and in customers’ needs makes it advisable to change the strategic model for the growth of the activities carried out to date by TELEFÓNICA and TELEFÓNICA MÓVILES separately.

  Briefly, in the opinion of the directors of TELEFÓNICA, this change is reflected in the following ways:

    There have been decisive changes in the market and in competition, aimed at allowing the sale of combined offerings of fixed and mobile telephony, broadband, and audiovisual services, and which include (i) the emergence of large mobile operators enjoying the benefits of significant economies of scale and scope, (ii) competition from operators combining the benefits of scale with an integrated offering of fixed and mobile services, (iii) the appearance of providers of various services that do not distinguish the network or device used for connection, and (iv) regulatory changes which tend to provide easier entry to new competitors of a specifically commercial nature, fostering the creation of virtual mobile operators and the offering of broadband through the mandatory availability of the customer access loop.

    Decisive technological changes, which can be summarized as (i) the trend towards the development of fixed and mobile telecommunications networks based on the "IP Protocol," so that both the construction of communications networks and the development of associated services will take place in this IP environment, thus eliminating many of the barriers between mobile and fixed network services, making it possible to capture large economies of scale in future investments in these networks, with the ensuing savings in networks and platforms; (ii) the development of new hybrid terminals capable of connecting to both fixed and mobile networks and accessing all kinds of multimedia content; and (iii) the development of third-generation mobile networks supporting voice, data, Internet and multimedia content.

    Finally, from the standpoint of demand, customers are beginning to consider mobile telephones as an essential item in their voice communications and no longer only for mobility-related situations. In addition, the rapid penetration of Internet use is resulting in significant growth in broadband and growing demand for such access to be possible from fixed and mobile terminals alike. In short, an ever growing number of customers require communication, information and leisure services and solutions through their fixed broadband access, while also demanding equivalent services and solutions through mobile telecommunications.

  The changes described above have had a decisive impact on fixed and mobile operators in recent years, forcing them to change their business models and strategies to give them greater flexibility that allows for quicker adjustment to the market and thus, for greater competitiveness and future growth.

  2.2 Reasons for the Merger.

  Within the context described in Section 2.1 above, and as explained in the Merger Plan, the Boards of Directors of TELEFÓNICA and TELEFÓNICA MÓVILES believe that a strategy more centered on the need for communication, leisure and information services of customers as a group and, specifically, for each given customer segment, optimally combining the communications platforms available in each market, will have a highly positive effect, ensuring greater penetration of mobile and fixed broadband services and greater customer loyalty through the development of a wider offering of new services and solutions, strengthening competitive position and speeding up the rate of growth, which is crucial, particularly in those markets where penetration is higher. It will also make it possible to boost efficiency in the use of infrastructure, particularly in the development of fixed and mobile broadband networks, creating greater utility for our customers and thus, greater value for the shareholders of TELEFÓNICA and TELEFÓNICA MÓVILES and making it easier to achieve profitable and sustainable growth.

  The proposed merger of TELEFÓNICA and TELEFÓNICA MÓVILES stems from this need to bring their business strategy into line with the new competitive environment described above. The Boards of Directors of both companies believe that the proposed merger is the most effective mechanism to deal with new customer demands, technological change and the new competitive environment in the market, making it possible to create greater value for the shareholders of TELEFÓNICA MÓVILES and TELEFÓNICA and making it easier for the shareholders of TELEFÓNICA MÓVILES to become shareholders of TELEFÓNICA, which will strengthen the shareholder base of both companies and ensure liquidity for TELEFÓNICA MÓVILES shareholders, who will receive in exchange shares of TELEFÓNICA, probably the shares with the highest level of liquidity in the Spanish market.

  LEGAL ASPECTS OF THE MERGER PLAN

  3.1 Legal Structure of the Merger Transaction

    The legal structure selected for the integration of the businesses of TELEFÓNICA and TELEFÓNICA MÓVILES is the merger by absorption of TELEFÓNICA MÓVILES (the acquired company) into TELEFÓNICA (the acquiring company) with the dissolution without liquidation of TELEFÓNICA MÓVILES and the en bloc transmission of all its assets to TELEFÓNICA, which, through a general devise, will acquire all of the rights and obligations of TELEFÓNICA MÓVILES.

    Such en bloc transfer entails the acquisition by TELEFÓNICA, in a single act, of all the items comprising the assets and liabilities of TELEFÓNICA MÓVILES. Therefore, there will be a transfer of all of TELEFÓNICA MÓVILES’ rights and obligations and, in general, of all of its legal relationships, which shall continue in force even though the holder thereof will change, except in those events in which a change in the holder of the specific legal relationship entails the termination thereof.

    At the same time, the merger entails the shareholders of TELEFÓNICA MÓVILES other than TELEFÓNICA becoming shareholders of TELEFÓNICA through the allocation to them of shares representing a portion of the capital stock of TELEFÓNICA, in proportion to their respective interests in the capital stock of TELEFÓNICA MÓVILES, pursuant to the terms set forth in the Plan and described below.

    Finally, it is also stated for the record that, as provided in Section 1.2 of the Merger Plan, within the framework of the proposed merger and by way of reorganization of its interest, TELEFÓNICA has acquired the nine hundred twenty-seven million, nine hundred seventeen thousand, six hundred and twenty (927,917,620) shares of TELEFÓNICA MÓVILES, representing 21.427% of its share capital, held by TELEFÓNICA INTERNACIONAL, S.A., Unipersonal, a company that is, in turn, wholly owned by TELEFÓNICA. Such transfer within the group allows TELEFÓNICA’s interest in TELEFÓNICA MÓVILES to become a direct interest in its entirety, thus avoiding the indirect generation of treasury shares as a result of the merger, and was made at the average listing price of TELEFÓNICA MÓVILES shares from the date of their listing on the Stock Exchange to the date of signing of the Merger Plan (calculated as the average weighted volume of each day’s closing price from the date of the listing of the shares on the Stock Exchange through March 28, 2006), which amounts to 8.653 Euros per share.

    The basic commercial regulations of merger transactions are contained in Sections 233 et seq. of the Business Corporations Law and in Sections 226 to 234 of the Regulations of the Commercial Registry.

  3.2 Analysis of the Legal Aspects of the Merger Plan

    The absorption Merger Plan has been prepared following the rules set out in Sections 234 and 235 of the Business Corporations Law.

    In addition to the minimum disclosures required by the Business Corporations Law, the Merger Plan includes and expands upon other aspects, the inclusion of which has been deemed appropriate by the directors of TELEFÓNICA and TELEFÓNICA MÓVILES. All of the foregoing is analyzed below:

    3.2.1 Identification of the Entities Participating in the Merger

    Pursuant to the provisions of Section 235(a) of the Business Corporations Law, Section 2 of the Plan identifies the companies participating in the merger, with each of their corporate names, their respective domiciles, and information identifying their registration with the Commercial Registry and their Tax ID Number.

    The choice of TELEFÓNICA as the acquiring company is due not only to its greater size and market capitalization and to the fact that, as of the date of the Merger Plan, TELEFÓNICA MÓVILES is an approximately 92.5% directly- and indirectly-owned subsidiary of TELEFÓNICA, but also to the fact that, as indicated in the Merger Plan, liquidity is thus ensured for the shareholders of TELEFÓNICA MÓVILES, who will receive in exchange shares of TELEFÓNICA, which probably are the most liquid shares in the Spanish market.

    3.2.2 Merger Exchange Ratio

    Pursuant to Section 235(b) of the Business Corporations Law, Section 3 of the Plan sets forth the merger exchange ratio. The exchange ratio has been determined on the basis of the actual value of the assets of the entities participating in the merger and is four (4) shares of TELEFÓNICA, each having a par value of one (€1) Euro, for every five (5) shares of TELEFÓNICA MÓVILES, each having a par value of fifty (€0.50) Euro cents. The shares of TELEFÓNICA that are delivered in exchange shall have the same characteristics and rights as TELEFÓNICA’s other outstanding shares. No additional cash compensation is planned.

    Section 4 of this Report contains a detailed financial analysis of the merger exchange ratio.

    3.2.3 Merger Balance Sheets

    Section 4 of the Merger Plan specifies that, for the purpose set forth in Section 239.1 of the Business Corporations Law, the balance sheets for the merger shall be deemed to be the balance sheets of TELEFÓNICA and TELEFÓNICA MÓVILES for the period ended December 31, 2005. Such balance sheets were prepared by the respective Boards of Directors on February 28, 2006 and February 27, 2006, respectively, have been verified by their respective auditors and will be submitted for the approval of the shareholders at their respective General Shareholders’ Meetings prior to the adoption of the merger resolution.

    3.2.4 Exchange of Shares

    3.2.4.1 Exchange Procedure

    Section 5 of the Plan complies with the requirement set forth in Section 235(c), of the Business Corporations Law that mention be made of the procedure for exchanging the shares of companies that are to be dissolved.

    Accordingly, once the merger is approved by the shareholders acting at the General Shareholders’ Meetings of both companies, the equivalent documents mentioned in Sections 26.1 d), 41.1 c) and related provisions of Royal Decree 1310/2005 of November 4 are filed, if necessary, with the National Securities Market Commission (CNMV), and the merger instrument is registered with the Commercial Registry of Madrid, the exchange of shares of TELEFÓNICA MÓVILES for TELEFÓNICA shares will proceed.

    The exchange will commence on the date specified in the notices to be published in one of the most widely circulated newspapers in Madrid, in the Listing Bulletins of the Spanish stock exchanges and, if applicable, in the Official Bulletin of the Commercial Registry. For that purpose, a financial institution will be appointed to act as Agent and will be named in the above-mentioned notices.

    The exchange of the shares of TELEFÓNICA MÓVILES for TELEFÓNICA shares will be made through the entities participating in the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores S.A. [Securities Registration, Clearing and Liquidation Systems Management Company] (Iberclear) that are depositaries thereof, in accordance with the procedures established for the book-entry system, pursuant to the provisions of Royal Decree 116/1992 of February 14 and applying such provisions of Section 59 of the Business Corporations Law as may be applicable.

    Shareholders holding shares that represent a fraction of the number of TELEFÓNICA MÓVILES shares designated as the exchange ratio may purchase or transfer shares in order to exchange them in accordance with such exchange ratio. Notwithstanding the foregoing, the Boards of Directors of the companies participating in the merger have agreed to submit a mechanism, described in Section 3.2.5, for approval at their respective General Shareholders’ Meetings, designed to make such exchange easier for shareholders of TELEFÓNICA MÓVILES who hold a number of shares that, according to the agreed exchange ratio, does not entitle them to receive a whole number of shares of TELEFÓNICA shares.

    3.2.4.2 Use of Treasury Stock to Satisfy the Exchange Resulting from the Merger

    Section 6 of the Plan calls for TELEFÓNICA to increase its share capital by the necessary amount and to issue the exact number of shares required for the exchange of the shares of TELEFÓNICA MÓVILES, in accordance with the exchange ratio established in the Plan, pursuant to the provisions of Section 249 of the Business Corporations Law. Such section also provides that the capital increase may be reduced by delivering existing treasury shares of TELEFÓNICA to the shareholders of TELEFÓNICA MÓVILES.

    Pursuant to such provision, the Board of Directors of TELEFÓNICA will propose to the shareholders acting at the Meeting that the exchange be made entirely using existing shares of TELEFÓNICA held as treasury shares, taking into account that, according to the calculations and estimates made by TELEFÓNICA and TELEFÓNICA MÓVILES, the maximum number of shares required to satisfy the exchange is lower than the current number of TELEFÓNICA treasury shares, as will be explained below.

    As of the date of the Merger Plan, TELEFÓNICA owned, directly and indirectly, four billion, three million, nine hundred thousand, seven hundred and forty-nine (4,003,900,749) shares of TELEFÓNICA MÓVILES, representing 92.457% of its share capital. Following the signing of the Merger Plan, TELEFÓNICA has acquired two million (2,000,000) shares of TELEFÓNICA MÓVILES and, as provided in the Plan, the shares of TELEFÓNICA MÓVILES theretofore held by Telefónica Internacional, S.A. Unipersonal. As a result of such acquisitions, TELEFÓNICA now directly owns four billion, five million, nine hundred thousand, seven hundred and forty-nine (4,005,900,749) shares of TELEFÓNICA MÓVILES, representing 92.50% of its share capital. As provided in Section 249 of the Business Corporations Law and pursuant to the regulations governing treasury shares, all such shares of TELEFÓNICA MÓVILES held by TELEFÓNICA will not be exchanged for TELEFÓNICA shares.

    As of the date of the Merger Plan, TELEFÓNICA MÓVILES owned one thousand five hundred and ninety-nine (1,599) treasury shares. In addition, in connection with the coverage of the share option plan of TELEFÓNICA MÓVILES (the MOS Plan), the latter had as of said date a call option on twenty million, nine hundred and fifty-seven thousand, seven hundred and eighty-four (20,957,784) shares of TELEFÓNICA MÓVILES (the "Hedging Shares") owned by Caja de Ahorros y Pensiones de Barcelona and Banco Bilbao Vizcaya Argentaria, S.A., subscribed for by those entities on the terms of the summary prospectus verified by the National Securities Market Commission on September 28, 2001. The MOS Plan expired on January 3, 2006 and is currently in liquidation, which will be concluded prior to the registration of the merger, notwithstanding which TELEFÓNICA will succeed TELEFÓNICA MÓVILES as the entity liable for any pending obligation derived from such liquidation. Following the exercise of the call option mentioned above, TELEFÓNICA MÓVILES will hold as treasury shares the shares not used for the liquidation of the Plan (not to exceed 20,957,784 shares). These shares, together with the 1,599 shares mentioned above, will also not participate in the exchange, as provided in Section 249 of the Business Corporations Law and related provisions.

    Accordingly, assuming that (i) the share capital of TELEFÓNICA MÓVILES, currently represented by 4,330,550,896 shares, each having a par value of 0.5 Euro, will not change until the registration of the merger, that (ii) TELEFÓNICA will not change its current interest in TELEFÓNICA MÓVILES (4,005,900,749 shares, representing 92.50% of the share capital), and that (iii) on the date of the exchange, TELEFÓNICA MÓVILES will have no treasury shares other than the 1,599 treasury shares mentioned in Section 5 of the Merger Plan and, if applicable, the number of Hedging Shares remaining in the treasury of TELEFÓNICA MÓVILES following the exercise of the call option mentioned above and the liquidation of the MOS Plan, the number of shares of TELEFÓNICA MÓVILES that would participate in the exchange would range between 303,690,764 and 324,648,548 shares, depending on the amount for which the call option of TELEFÓNICA MÓVILES described in the previous paragraphs is exercised, following the liquidation of the MOS Plan and, thus, on the final amount of treasury shares of TELEFÓNICA MÓVILES. In turn, the number of TELEFÓNICA shares to be delivered would range between 242,952,611 and 259,718,838, respectively, i.e., between 4.94% and 5.28% of TELEFÓNICA’s share capital.

    Nevertheless, considering the current terms and conditions of the MOS Plan and the liquidation transactions carried out to date, TELEFÓNICA and TELEFÓNICA MÓVILES have concluded that the number of TELEFÓNICA MÓVILES to remain in treasury as of the time of registration of the merger will amount to a minimum of 19,009,513 shares, and therefore, the number of TELEFÓNICA MÓVILES shares that will participate in the exchange will not exceed 305,640,634 shares. This logically means that the number of TELEFÓNICA shares required to effect the exchange will be a maximum of 244,512,507 shares.

    In view of such calculation, and considering that TELEFÓNICA owns at the present time a total of 244,527,541 treasury shares, the merger exchange may be carried out entirely with these shares, without the need for a capital increase. For this purpose, as from the date of the merger resolution, TELEFÓNICA will freeze 244,512,507 treasury shares, provided that, once the definitive number (within the above-mentioned maximum) of shares of TELEFÓNICA needed to satisfy the exchange is determined, only this final number of shares is frozen.

    It is also stated for the record that, of the maximum amount of 244,512,507 TELEFÓNICA MÓVILES shares required to satisfy the exchange, a total of 1,363,163 are shares re-purchased from Caja de Ahorros y Pensiones de Barcelona with respect to the stock option plan for managers of Terra Networks, S.A., which was approved by this company on October 1, 1999 (regarding which, due to the merger in 2005, TELEFÓNICA succeeded Terra Networks, S.A. as the responsible entity). Since the underlying options have not been exercised, said shares will not be delivered to the potential beneficiaries of the plan and, although in such circumstances they would normally be cancelled and TELEFÓNICA's capital decreased, the Company will propose to the shareholders at the General Shareholders’ Meeting that those 1,363,163 shares be used to satisfy the exchange, thus saving resources and avoiding two transactions with opposite effects (capital decrease at TELEFÓNICA and the use of additional shares to satisfy the exchange).

    Finally, it is stated for the record that the shares of TELEFÓNICA MÓVILES will be cancelled as a result of the merger.

    3.2.5 Procedure to Facilitate the Exchange of the Shares

Prior to the execution of the merger, either TELEFÓNICA or TELEFÓNICA MÓVILES will make a market purchase of the odd-lot of TELEFÓNICA MÓVILES shares required for the number of TELEFÓNICA MÓVILES shares participating in the exchange results in an exact multiple of the exchange rate.

Likewise, as provided in Section 5 of the Merger Plan, TELEFÓNICA MÓVILES shareholders owning shares that represent a fraction of the number of TELEFÓNICA MÓVILES shares set as the exchange ratio may acquire or transfer shares in order to exchange them at such exchange ratio. Each shareholder must individually make timely decisions for such purpose to either purchase or to sell shares of TELEFÓNICA MÓVILES on the market in order to secure a number of shares of TELEFÓNICA MÓVILES that is a multiple of five (5).

Notwithstanding the foregoing and as provided in the above-mentioned Section 5 of the Plan, the Boards of Directors of TELEFÓNICA and TELEFÓNICA MÓVILES, after due conversations, will submit for approval to their respective shareholders at their Annual General Shareholders’ Meeting a mechanism designed to facilitate the exchange for those TELEFÓNICA MÓVILES shareholders who are holders of a number of shares that is not a multiple of five (5). The basic terms and conditions of such mechanism are as follows:

      Taking into account that the exchange ratio for the merger is equivalent, in unitary terms, to the delivery of one share of TELEFÓNICA for every 1.25 shares of TELEFÓNICA MÓVILES, as of the close of the last session for trading in TELEFÓNICA MÓVILES stock on the Spanish stock exchanges (hereinafter, the "Reference Date"), each shareholder of TELEFÓNICA MÓVILES who, by application of such unitary exchange ratio of one share of TELEFÓNICA for every 1.25 shares of TELEFÓNICA MÓVILES, is entitled to receive a whole number of TELEFÓNICA shares and who has an odd-lot residue of less than 1.25 shares of TELEFÓNICA MÓVILES may transfer such residue to the odd-lot agent appointed for such purpose (hereinafter, the "Odd-Lot Agent"), all with the understanding that for the calculation of the odd-lot corresponding to each shareholder position, all of the TELEFÓNICA MÓVILES shares forming such position will be computed. Likewise, a TELEFÓNICA MÓVILES shareholder who owns less than 1.25 shares of TELEFÓNICA MÓVILES will be able to transfer such shares to the Odd-Lot Agent. It shall be deemed that each shareholder of TELEFÓNICA MÓVILES accepts the odd-lot acquisition system established herein, without having to remit instructions to the relevant entity participating in IBERCLEAR, which shall inform the shareholder of the result of the transaction once it has been concluded.

      Given the agreed exchange ratio and regardless of the number of shares comprising each shareholder’s position, the only circumstances under which the acquisition of odd-lots may take place are the following:

Number of TELEFÓNICA MÓVILES shares	Corresponding TELEFÓNICA shares by virtue of the exchange	Odd-lot shares of TELEFÓNICA MÓVILES subject to the odd-lot acquisition system
1	0	1
2	1	0.75
3	2	0.5
4	3	0.25
5	4	0

      Therefore, in any shareholder position, an odd-lot will range between a minimum of 0.25 shares of TELEFÓNICA MÓVILES and a maximum of 1 share of TELEFÓNICA MÓVILES.

      The acquisition price of the odd-lots will be determined based on the arithmetical mean of the average weighted price of the shares of TELEFÓNICA MÓVILES on the Automated Quotation System (Sistema de Interconexión Bursátil) (Continuous Market) for the last three trading sessions for TELEFÓNICA MÓVILES stock on the Spanish stock exchanges. If the odd-lot in question consists of one share of TELEFÓNICA MÓVILES, its purchase price will be the arithmetical mean of the average weighted price of the shares of TELEFÓNICA MÓVILES on the Automated Quotation System (Continuous Market) for the last three trading sessions of TELEFÓNICA MÓVILES stock; similarly, if the odd-lot in question is other than one share, its acquisition price will be calculated based on the same procedure described herein, but in a proportion corresponding to the specific amount of the odd-lot.

      The entity appointed as Odd-Lot Agent, acting on its own behalf, will acquire the odd-lot shares remaining in the positions existing at the close of the trading session of TELEFÓNICA MÓVILES on the Reference Date. The shares or fractional shares of TELEFÓNICA MÓVILES acquired by the Odd-Lot Agent will be exchanged for the corresponding number of TELEFÓNICA shares as provided in the Merger Plan.

    3.2.6 Date as from which the New Shares Delivered in Exchange Entitle the Holders thereof to Participate in the Profits of the Company and Date of Accounting Effects of the Merger

    In compliance with the second assertion of Section 235 (c) of the Business Corporations Law, Section 7 of the Plan sets January 1, 2006 as the date as from which the shares delivered in exchange will entitle the holders thereof to participate in the earnings of TELEFÓNICA. For this reason, the existing shares of TELEFÓNICA of the same class and series as the other shares of TELEFÓNICA currently outstanding used to effect the exchange will entitle the holders thereof, as from the date of delivery, to participate in the earnings of the company posted as from January 1, 2006 on the same terms as the other outstanding shares.

    In distributions made after the merger instrument is registered with the Commercial Registry, all the shares of TELEFÓNICA, including those delivered as part of the exchange, will participate with the same rights in proportion to the par value of each share.

    Furthermore and pursuant to the provisions of Section 235(d) of the Business Corporations Law, Section 9 of the Plan sets January 1, 2006 as the date as from which all transactions of TELEFÓNICA MÓVILES will, for accounting purposes, be deemed to have been made on behalf of TELEFÓNICA.

    3.2.7 Special Rights and Benefits Extended to Directors and Independent Experts

    Pursuant to Section 235(e) of the Business Corporations Law, Section 10 of the Plan provides that the shares of TELEFÓNICA to be delivered to the shareholders of TELEFÓNICA MÓVILES under the merger shall not give any special rights to the holders thereof.

    Likewise, such Section 10 states there are no special shares or special rights in TELEFÓNICA MÓVILES other than the shares, except for the stock option plan of TELEFÓNICA MÓVILES (the MOS Plan) which, however, expired on January 3, 2006, is currently in liquidation and will be concluded prior to the consummation of the merger. Notwithstanding the foregoing, TELEFÓNICA will succeed TELEFÓNICA MÓVILES as the entity responsible for any possible pending liability stemming from the above-mentioned liquidation.

    In compliance with the provisions of Section 235(f) of the Business Corporations Law, Section 11 of the Merger Plan provides that no benefits of any kind shall be extended at TELEFÓNICA to the directors of either of the entities participating in the merger, or to KPMG Auditores S.L., the independent expert appointed by the Commercial Registry to prepare the mandatory report regarding the Plan.

    3.2.8 Other Terms of the Merger Plan

    The Merger Plan contemplates other matters the mention of which, like some of the contents already commented on, is not expressly required by the Business Corporations Law. As in the cases analyzed above, these are matters whose relevance or importance has caused the directors of the companies participating in the merger to believe that the inclusion thereof would be appropriate. Such matters are summarized below:

      Dividends.- Section 8 of the Plan describes the distributions and dividend payments that TELEFÓNICA and TELEFÓNICA MÓVILES expect to make and that have been taken into consideration for the preparation of the Merger Plan and the determination of the exchange ratio for the merger.

      TELEFÓNICA plans to make the following distributions:

        Payment of a gross interim dividend of 0.25 Euro per share, based on the earnings of the fiscal year ended December 31, 2005, which has been paid today, May 12, 2006. This dividend was approved by the Board of Directors at its meeting of February 28, 2006 and announced to the market the same day.

        According to Section 7 of the Plan, such dividend will not benefit shareholders of TELEFÓNICA MÓVILES who become shareholders of TELEFÓNICA as a result of the merger. This has therefore been taken into account for the formulation of the exchange ratio.

        As announced to the market on February 28, 2006, the Board of Directors of TELEFÓNICA intends to distribute, during fiscal year 2006, an additional gross dividend of 0.25 Euro per share, to which end the required corporate resolutions will be adopted. In any event, such dividend will be paid after the merger is registered with the Commercial Registry of Madrid.

    Unlike the dividend mentioned in paragraph (i) above, this dividend will benefit both TELEFÓNICA shareholders and the shareholders of TELEFÓNICA MÓVILES who become shareholders of TELEFÓNICA as a result of the merger. Accordingly, it was not taken into account for the calculation of the exchange ratio.

    TELEFÓNICA MÓVILES, for its part, expects to make the following distributions:

        Previously-announced dividend:

        Payment of a gross dividend of 0.205 Euro per share of TELEFÓNICA MÓVILES to be charged to the unappropriated retained earnings of fiscal year 2005 and to unrestricted reserves. The proposal for such distribution was approved by the Board of Directors at its meeting of February 27, 2006 and was announced to the market the following day. The effectiveness of the distribution is subject to approval thereof by the shareholders acting at the Annual General Shareholders’ Meeting of TELEFÓNICA MÓVILES. It is expected that this dividend will be paid on July 21, 2006 and, in any event, prior to the registration of the merger of TELEFÓNICA and TELEFÓNICA MÓVILES with the Commercial Registry, for which reason, since it will only benefit the shareholders of TELEFÓNICA MÓVILES, it was taken into account in formulating the exchange ratio.

        Dividends proposed by the Board of Directors of TELEFÓNICA MÓVILES for approval by the shareholders acting at the General Shareholders’ Meeting, within the framework of the negotiation between TELEFÓNICA and TELEFÓNICA MÓVILES and whose effectiveness is contingent upon the approval of the planned merger by the shareholders acting at the General Shareholders’ Meetings of both companies:

          Payment of a gross dividend of 0,085 Euro per share of TELEFÓNICA MÓVILES to be charged to the reserve for the issuance premium and other unrestricted reserves. The Board of Directors of TELEFÓNICA MÓVILES, at its meeting of March 29, 2006, agreed to submit this proposal for approval of the shareholders acting at the Annual General Shareholders’ Meeting of TELEFÓNICA MÓVILES.

          Payment of a gross interim dividend of 0.35 Euro per share of TELEFÓNICA MÓVILES to be charged to the profits posted between January 1 and March 28, 2006. The Board of Directors of TELEFÓNICA MÓVILES, at its meeting of March 29, 2006, agreed to submit this proposal for approval of the shareholders acting at the Annual General Shareholders Meeting of TELEFÓNICA MÓVILES.

    As previously stated, the two proposals mentioned above are contingent upon approval of the planned merger by the shareholders acting at the General Shareholders’ Meeting of both companies. If these proposals are approved by the shareholders at the Annual General Shareholders’ Meeting of TELEFÓNICA MÓVILES and if the condition described above is met, payment of the dividends to which the proposals refer (in the aggregate gross amount of 0.435 Euro per TELEFÓNICA MÓVILES share) will be made on the same date as the date set for payment of the previously announced dividend, mentioned in subsection (i) above, i.e., July 21, 2006. Accordingly, this distribution will only benefit the shareholders of TELEFÓNICA MÓVILES and it has therefore been taken into account in formulating the exchange ratio.

      Tax Regulations.- Section 12 of the Plan provides that the merger transaction will be governed by the special tax regulations set forth in Chapter VIII of Title VII of the Consolidated Text of the Corporate Income Tax Law [Texto Refundido de la Ley del Impuesto sobre Sociedades] for which purpose the merger transaction will be reported to the Ministry of Economy and Finance [Ministerio de Economía y Hacienda] as required under current regulations.

      Bylaw Amendments.- Section 13 of the Plan provides that, in the context of the merger transaction, the Board of Directors of TELEFÓNICA will submit the bylaw amendments that pertain to the Plan itself to the shareholders for approval at the same General Shareholders’ Meeting that approves the merger. Given that the merger exchange will be entirely satisfied with treasury shares of TELEFÓNICA, no amendments of TELEFÓNICA's by-laws are expected as a result of the merger. The directors of TELEFÓNICA will not propose any other bylaw amendments to the shareholders at the General Shareholders’ Meeting at which the merger will be decided.

      Appointment of Independent Expert.- Section 14 of the Plan provides that, pursuant to Section 236 of the Business Corporations Law, the directors of TELEFÓNICA and TELEFÓNICA MÓVILES will ask the Commercial Registry of Madrid to appoint a single independent expert to prepare a single report regarding the Merger Plan. This request was made on March 30, 2006, and resulted in the appointment of KPMG Auditores, S.L. (hereinafter, "KPMG") as the independent expert on April 4, 2006. KPMG accepted its appointment on the same day, April 4, 2006.

      Administrative Authorizations.- Finally, Section 15 of the Plan refers to the notices, authorizations and registrations upon which the effectiveness of the merger of TELEFÓNICA and TELEFÓNICA MÓVILES is conditioned, both in Spain and in the other jurisdictions where both companies are present.

    It is not expected that any notices will have to be given or authorizations or registrations secured in Spain or in the other jurisdictions where both companies are present in order for the merger to become effective. Nevertheless, once the merger is completed, certain administrative authorizations may need to be secured in Ecuador and Panama to implement the transaction in those countries. In addition, once the merger is completed, the appropriate authorities will have to be informed of the change of ownership of certain subsidiaries of TELEFÓNICA MÓVILES.

    Finally, as provided in the Merger Plan, prior to the registration of the merger, the equivalent documents mentioned in Sections 26.1 d), 41.1 c) and related provisions of Royal Decree 1310/2005 of November 4 will be filed, if necessary, with the CNMV. It is the intention of the Board of Directors of TELEFÓNICA that such equivalent documents consist of this Report and the Merger Plan giving rise to it.

  3.3 Implementation of the Legal Procedure of Merger by Absorption

    The following is a brief description of the principal milestones marking the implementation of the merger process, with special mention of the relevant rules of the Business Corporations Law.

    3.3.1 Approval and Signing of the Merger Plan

    In order to carry out the merger, Section 234.1 of the Business Corporations Law requires the directors of the companies participating in the merger to prepare a merger plan.

    The Merger Plan, which contains the bases and rules for implementing the merger transaction, was approved and signed by the directors of TELEFÓNICA and TELEFÓNICA MÓVILES at meetings held on March 29, 2006 (with the abstentions and absences indicated in the Merger Plan itself). A signed specimen of such Merger Plan was deposited with the Commercial Registry of Madrid prior to calling the Annual General Shareholders’ Meetings of TELEFÓNICA and TELEFÓNICA MÓVILES, and the fact of the deposit was published in the Official Gazette of the Commercial Registry of April 17, 2006.

    3.3.2 Report of the Independent Expert regarding the Merger Plan

Furthermore, and as mentioned above, on March 30, 2006, the Commercial Registry of Madrid was jointly requested by TELEFÓNICA and TELEFÓNICA MÓVILES, pursuant to the provisions of Section 236.2 of the Business Corporations Law, to appoint a single independent expert to prepare a single report regarding the Merger Plan and regarding the assets to be received by TELEFÓNICA from TELEFÓNICA MÓVILES as a result of the merger. The appointment was made on April 4, 2006 and the independent expert appointed was KPMG, which accepted the appointment on the same date. After having timely requested and obtained an extension for the issuance of the respective report, on May 10, 2006, KPMG issued the required report regarding the Merger Plan, in which it states the following conclusion:

    "The valuation methodologies used to determine the actual value of the Companies are proper within the context and circumstances of the transaction in question, and the exchange rate provided in the Merger Plan is justified.

    The assets contributed by the acquired company are at least equal to the acquiring company’s maximum capital increase as set forth in the Merger Plan."

  3.3.3 Report of the Directors Regarding the Merger Plan

  Pursuant to Section 237 of the Business Corporations Law, the directors of TELEFÓNICA have approved this report on the date hereof, which report gives the rationale for and a detailed explanation of the legal and financial aspects of the Merger Plan, with special reference to the exchange ratio.

  Likewise, in accordance with Section 237 of the Business Corporations Law, today the directors of TELEFÓNICA MÓVILES are expected to approve a report that contains their respective rationale for and explanation of the Merger Plan.

  3.3.4 Call of the General Shareholders’ Meetings

  The Board of Directors of TELEFÓNICA will, on the date hereof, resolve to call an Annual General Shareholders’ Meeting to be held in Madrid on June 20, 2006 on first call, and on June 21, 2006 on second call. TELEFÓNICA MÓVILES, for its part, plans to call an Annual General Shareholders’ Meeting to be held in Madrid on June 20, 2006 on first call and on June 21, 2006 on second call.

  Among the items comprising the Agenda of such General Shareholders’ Meetings will be the debate on and approval, if granted, of the merger of TELEFÓNICA and TELEFÓNICA MÓVILES, upon the terms set forth in the Merger Plan.

  Pursuant to Section 238.1 of the Business Corporations Law, upon publication of the call of the respective General Shareholders’ Meetings, the documents listed in Section 238.1 and set forth below will be made available to the shareholders, debtholders and holders of special rights other than shares, as well as labor representatives (using the customary communication channels with the employees of TELEFÓNICA and TELEFÓNICA MÓVILES, since there are no labor representatives), for examination thereof at the respective registered offices of TELEFÓNICA and TELEFÓNICA MÓVILES.

  In addition, from the date of publication of the notices of the respective General Shareholders’ Meetings, the shareholders, debtholders and holders of special rights other than shares of TELEFÓNICA and TELEFÓNICA MÓVILES may request the free delivery or shipment of such documents pursuant to the provisions of Section 240.2 of the above-mentioned Business Corporations Law.

  3.3.5 Merger Resolutions and Publication of Notices

  Section 240 of the Business Corporations Law provides that the merger resolution must be adopted by the shareholders at the General Shareholders’ Meeting of each of the companies participating in the merger process, in accordance with the provisions of the Merger Plan.

  Once the merger resolution is adopted, if such be the case, the relevant announcement will be published three times in the Official Gazette of the Commercial Registry of Madrid and once in two widely-circulated newspapers in Madrid, all in compliance with the requirements of Section 242 of the Business Corporations Law. Upon publication of such announcements, which shall set forth the right of the shareholders and creditors of TELEFÓNICA and TELEFÓNICA MÓVILES to obtain the full text of the merger resolutions and the merger balance sheets, a one-month period will begin for the creditors of the merging companies to challenge the merger until the claims which are not yet due as of the date of publication are secured, in accordance with Section 243 of the Business Corporations Law.

  3.3.6 Execution and Registration of the Merger Instrument

  Once the respective merger resolutions have been adopted, the announcements have been published and the statutory period has passed without any creditor having exercised its right to challenge the merger or, if applicable, the claims thereof, if enforced, have been duly satisfied or secured, the corresponding merger instrument will be executed.

  Such merger instrument will be filed for registration with the Commercial Registry of Madrid, which will be requested to de-register TELEFÓNICA MÓVILES.

  3.3.7 Performance of the Exchange

Upon the passage of the merger resolutions at the General Shareholders’ Meetings of TELEFÓNICA and TELEFÓNICA MÓVILES, the filing, if necessary, of the equivalent documents mentioned in Sections 26.1 d), 41.1 c) and related provisions of Royal Decree 1310/2005 of November 4 with the National Securities Market Commission (CNMV), and the registration of the merger instrument with the Commercial Registry of Madrid, the exchange of TELEFÓNICA shares for TELEFÓNICA MÓVILES shares will proceed on the terms set forth in the Plan.

3.4 Information Regarding the Planned Merger Transaction

Pursuant to the provisions of Section 238 of the Business Corporations Law, upon publication of the call of the corresponding General Shareholders’ Meeting,the following documents will be made available to shareholders, debtholders and holders of special rights other than shares, as well as to labor representatives, for examination thereof at the registered office of each of the companies participating in the merger:

    The Merger Plan.

    The report of the independent expert (KPMG) on the Merger Plan.

    This report of the directors of TELEFÓNICA regarding the Merger Plan and the corresponding report of the directors of TELEFÓNICA MÓVILES.

    The annual accounts and management report for the last three fiscal years of the companies participating in the merger, together with the corresponding auditors’ reports.

    The merger balance sheet of each of the companies participating in the merger, accompanied by the respective verification report issued by the auditors.

    The full text of the amendments, if any, which are to be made to the bylaws of TELEFÓNICA.

    The current bylaws of the companies participating in the merger.

    A list of names, surnames, age, nationality and address of the directors of the companies participating in the merger, as well as the date on which they took office and, if applicable, the same information on the persons to be proposed as directors of TELEFÓNICA as a result of the merger.

  Pursuant to the provisions Section 240.2 of the Business Corporations Law, the shareholders, debtholders and holders of special rights other than shares may obtain the free delivery or shipment of the full text of the documents set forth above.

  The documents referred to in the preceding paragraphs will be available for consultation on the websites of  TELEFÓNICA (http://www.telefonica.es) and TELEFÓNICA MÓVILES (http://www.telefonicamoviles.com) beginning on the date of the call to meeting.

  FINANCIAL ASPECTS OF THE MERGER PLAN

  4.1 Merger Balance Sheets and Changes

  Section 4 of the Merger Plan specifies that the balance sheets of TELEFÓNICA and TELEFÓNICA MÓVILES for the period ended December 31, 2005, which have been verified by the respective auditors of those companies, shall be considered the merger balance sheets for purposes of Section 239.1 of the Business Corporations Law, and will be submitted to the shareholders at the respective Annual General Shareholders’ Meeting prior to the adoption of the merger resolution.

  It is hereby stated for the record that, with respect to the possibility given by such legal rule of changing certain valuations in order to reflect alterations that might not appear in the accounting entries, the use of such possibility has not been required with respect to the merger balance sheets of TELEFÓNICA and TELEFÓNICA MÓVILES. Therefore, such merger balance sheets do not contain any changes with respect to the respective balance sheets as of December 31, 2005.

  It is further stated for the record that no material changes in the assets of TELEFÓNICA or TELEFÓNICA MÓVILES have occurred between the date of the Merger Plan and the date of this Report.

  4.2 Exchange Ratio

  Section 3 of the Merger Plan provides that the exchange ratio established for the merger does not include any supplemental cash consideration and is four (4) shares of TELEFÓNICA, each having a par value of one (€1) Euro, for every five (5) shares of TELEFÓNICA MÓVILES, each having a par value of fifty (€0.50) Euro cents.

  As provided in the Merger Plan, the directors of TELEFÓNICA and TELEFÓNICA MÓVILES have not resolved that the shareholders of TELEFÓNICA MÓVILES are to receive any supplemental cash consideration.

  4.3 Determination of the Exchange Ratio. Rationale for the Exchange Ratio and Valuation Analysis

As also stated in Section 3 of the Merger Plan, the merger exchange ratio has been determined on the basis of the actual value of the assets of TELEFÓNICA and TELEFÓNICA MÓVILES.

TELEFÓNICA retained Credit Suisse Securities (Europe) Limited (hereinafter, "Credit Suisse") to provide it with financial advisory services in connection with the merger of TELEFÓNICA MÓVILES and TELEFÓNICA as well as to evaluate and render an opinion from a solely financial standpoint on the exchange ratio proposed for the merger. On March 29, 2006, at the meeting of the Board of Directors of TELEFÓNICA held to evaluate the merger, Credit Suisse rendered a written opinion to the Board wherein it concluded that as of such date and on the basis of, and subject to all the considerations set forth therein –including the assumption that, prior to the consummation of the merger, TELEFÓNICA MÓVILES will pay its shareholders a dividend of 0.435 Euro per share in addition to the previously announced dividend of 0.205 Euro per share– the exchange ratio of four TELEFÓNICA shares for every five shares of TELEFÓNICA MÓVILES was fair to TELEFÓNICA from a financial point of view.

With the advice of Credit Suisse, TELEFÓNICA carried out the required work of evaluating TELEFÓNICA and TELEFÓNICA MÓVILES (hereinafter, collectively, the Companies) and based thereon and after arm’s-length negotiations with TELEFÓNICA MÓVILES, decided upon the financial terms of the transaction.

In performing its financial advisory work for TELEFÓNICA, Credit Suisse carried out various valuation analyses of TELEFÓNICA and TELEFÓNICA MÓVILES in connection with the preparation of its fairness opinion, which are summarized below.

Valuation Methodology

Credit Suisse adopted the following principal methodologies in analyzing the exchange ratio:

    Historical trading ranges;

    Equity research analysts’ target prices;

    Comparable company sum of the parts analyses ("SOTP"); and

    Discounted Cash Flow ("DCF") analyses, based both on SOTP and for Telefónica and Telefónica Móviles taken as a whole.

  On the one hand, Credit Suisse has performed its analyses based on closing prices for the common shares of TELEFÓNICA and TELEFÓNICA MÓVILES as of March 24, 2006, adjusted to reflect the dividend distributions both companies expect to make; (i) as to TELEFÓNICA, adjusted for the dividend of €0.250 per share to be paid on May 12, 2006, prior to the consummation of the merger, and (ii) as to TELEFÓNICA MÓVILES, adjusted for the dividend of €0.205 per share and for two extraordinary dividends of €0.085 and €0.350, representing a total of €0.435 per share. All said dividends, subject to the necessary approvals, are to be paid on July 21, 2006 prior to the consummation of the merger.

  On the other hand, Credit Suisse has also performed these financial analyses making no dividend-related adjustment to TELEFÓNICA’s share price and adjusting TELEFÓNICA MÓVILES’ share price only by the proposed extraordinary dividend of €0.435 per share that TELEFÓNICA MÓVILES expects to pay prior to the consummation of the merger.

  Given that the results obtained with the dividend-related adjustment approaches presented in the two preceding paragraphs of the prices of TELEFÓNICA and TELEFÓNICA MÓVILES do not materially differ, Credit Suisse has opted for the latter (described in the immediately preceding paragraph) for purpose of its financial summary. Accordingly, all the prices of TELEFÓNICA MÓVILES shown below are adjusted only for the extraordinary dividend of €0.435 per share.

  Trading Range

  Credit Suisse has reviewed the historic range of closing prices of TELEFÓNICA and TELEFÓNICA MÓVILES and has performed an analysis based on volume-weighted average prices over various time periods:

	Telefónica	Telefónica Móviles(1)	Implied Exchange Ratio(2)
(Weighted Average)
Current Share Price (3/24/2006)	€13.26	€10.49	0.791
Pre-Speculation Price (3/14/2006)	13.40	9.64	0.719
Previous Week’s Average	13.36	9.56	0.716
Previous Month’s Average	13.13	9.40	0.716
Average of Previous Six Months	13.02	8.77	0.674
Average of Previous Twelve Months	13.13	8.63	0.657

Pre-Market Speculation Price (2/9/2006)(3)	12.80	8.65	0.675
Previous Month’s Average	12.62	8.61	0.682

Price Pre O2 Acquisition (10/28/2005)	13.62	8.21	0.602
Previous Month’s Average	13.81	8.40	0,609

Telefónica Móviles IPO (11/22/2000)	15.57	10.57	0.679

  Source: FactSet.

  Note: Prices not adjusted for dividends of €0.250 per Telefónica share and of €0.205 per Telefónica Móviles share to be paid prior to completion of the merger, as impact on exchange ratios is not material.

  (1) Telefónica Móviles price adjusted to reflect the extraordinary dividend of €0.435 per share.

  (2) Number of Telefónica shares per Telefónica Móviles share.

  (3) Merrill Lynch published a financial report on Telefónica Móviles on February 10, 2006, on which date TELEFÓNICA MÓVILES shares rose 3.5%.

  This analysis implies an exchange ratio range of 0.60 to 0.72, taking into account the pre-speculation prices of TELEFÓNICA and TELEFÓNICA MÓVILES. The exchange ratio has been calculated by dividing Telefónica Móviles’ share prices adjusted for the extraordinary dividend by Telefónica’s corresponding share prices.

  Equity Research Analysts’ Target Prices

  Credit Suisse has reviewed and analyzed certain trading prices published by financial analysts for TELEFÓNICA and TELEFÓNICA MÓVILES shares since January, 2006, and has adjusted Telefónica Móviles’ target prices for the extraordinary dividend. These target prices reflect estimates of the future trading price of TELEFÓNICA and TELEFÓNICA MÓVILES shares and result in the following exchange ratios:

	Telefónica	Telefónica Móviles(1)	Implied Exchange Ratio(2)
Average	€14.48	€9.11	0.629
Median	14.28	9.07	0.635
High	14.25	10.07	0.706
Low	16.00	9.27	0.579

  Note: Prices not adjusted for dividends of €0.250 per Telefónica share and of €0.205 per Telefónica Móviles share to be paid prior to completion of the merger, as impact on exchange ratios is not material

  (1) Telefónica Móviles price adjusted to reflect the extraordinary dividend of €0.435 per share.

  (2) Number of Telefónica shares per Telefónica Móviles share.

  The target prices published by financial analysis do not necessarily reflect the current listing prices of the TELEFÓNICA and TELEFÓNICA MÓVILES shares. Such estimates are subject to uncertainties, such as the future financial performance of TELEFÓNICA and TELEFÓNICA MÓVILES or future market conditions.

  Comparable Company Sum-of-the-Parts Analysis

  Credit Suisse has performed a sum-of-the-parts comparable trading analysis for TELEFÓNICA and TELEFÓNICA MÓVILES. Credit Suisse has also compared certain financial information of TELEFÓNICA and TELEFÓNICA MÓVILES to financial estimates published in financial analysts’ reports on other listed companies with business models similar to those of TELEFÓNICA and TELEFÓNICA MÓVILES.

  Credit Suisse performed this analysis based on publicly available information for TELEFÓNICA and TELEFÓNICA MÓVILES. For all significant TELEFÓNICA business units, including TELEFÓNICA MÓVILES and its subsidiaries, Credit Suisse used consensus forecasts based on a number of equity research reports published by a selected number of brokers that cover these stocks. In addition, Credit Suisse has also performed this analysis using publicly available information for TELEFÓNICA and internal forecasts prepared by TELEFÓNICA MÓVILES management (and provided by TELEFÓNICA).

  Some of the companies used in this comparison are:

    With respect to TELEFÓNICA’s businesses: British Telecom, European telecom operators (Deutsche Telekom, Eircom, France Telecom, Telecom Italia), Latin American wireline operators (Brasil Telecom, CTC Chile, Embratel, Telesp, Telmex) and European and Latin American mobile operators (see next paragraph); and

    With respect to the businesses of TELEFÓNICA MÓVILES: European mobile operators (Cosmote, Mobistar, Vodafone) and Latin American mobile operators (América Móvil, Telesp Cellular, TIM Participacoes).

  The results of both approaches are as follows:

Sum of the parts	Telefónica		Telefónica Móviles(1)		Implied Exchange Ratio(2)

Comparable Companies– Consensus	€11.11	€14.99	€8.28	€9.82	0.745 – 0.655
Comparable Companies – Consensus + Telefónica Móviles Projections(3)	€11.70	€15.69	€8.98	€10.64	0.767 – 0.678

  Note: Prices not adjusted for dividends of €0.250 per Telefónica share and €0.205 per Telefónica Móviles share to be paid prior to completion of the merger, as impact on exchange ratios is not material

  (1) Telefónica Móviles price adjusted to reflect extraordinary dividend of €0.435 per share.

  (2) Number of Telefónica shares per Telefónica Móviles share.

  (3) Consensus financial projections, except for the projections for companies that are part of the Móviles Group, which were prepared by Telefónica Móviles management and provided by Telefónica.

  No company utilized in the comparable companies sum-of-the-parts analysis is identical to TELEFÓNICA or TELEFÓNICA MÓVILES. Further, Credit Suisse believes this analysis to be not as relevant, given the scarcity of true listed comparables for TELEFÓNICA’s and TELEFÓNICA MÓVILES’ component businesses.

  Discounted Cash Flow ("DCF") Analysis – Sum-of-the-Parts

  Credit Suisse has conducted this analysis based on (i) individual DCFs for the main business operations for both TELEFÓNICA and TELEFÓNICA MÓVILES, (ii) equity analysts’ target prices for listed subsidiaries of TELEFÓNICA and TELEFÓNICA MÓVILES and (iii) certain ranges of Average Weighted Cost of Capital and perpetual growth rates. Credit Suisse also performed this analysis using internal forecasts prepared by TELEFÓNICA MÓVILES management (and provided by TELEFÓNICA).

  Based on these assumptions, the implied exchange ratios between TELEFÓNICA and TELEFÓNICA MÓVILES share prices are as follows:

Sum-of-the-Parts	Telefónica		Telefónica Móviles(1)		Implied Exchange Ratio(2)

DCF – Consensus	€13.14	€18.21	€8.40	€10.81	0.640 – 0.594
DCF –Consensus + Telefónica Móviles Forecasts(3)	€15.05	€20.62	€10.66	€13.65	0.708 – 0.662

  Note: Prices not adjusted for dividends of €0.250 per Telefónica share and €0.205 per Telefónica Móviles share to be paid prior to completion of the merger, as impact on exchange ratios is not significant.

  (1) Telefónica Móviles price adjusted to reflect extraordinary dividend of €0.435 per share.

  (2) Number of Telefónica shares per Telefónica Móviles share.

  (3) Consensus financial forecasts, except for the forecasts for companies that are part of Grupo Móviles, which were prepared by Telefónica Móviles management and provided by Telefónica.

  Discounted Cash Flow Analysis

  Credit Suisse has also conducted a discounted cash flow analysis at both TELEFÓNICA’s and TELEFÓNICA MÓVILES’ group level. For such analysis, Credit Suisse has used financial projects based on publicly available information and has prepared a "consensus." In this case, Credit Suisse has assumed a weighted average cost of capital range of 9.25%-9.75% for TELEFÓNICA and of 9.75%-10.25% for TELEFÓNICA MÓVILES and a perpetual growth rate range of 1.0%-2.0% for TELEFÓNICA and of 2.0%-3.0% for TELEFÓNICA MÓVILES:

	Telefónica		Telefónica Móviles(1)		Implied Exchange Ratio(2)
Group DCF	€12.53	€16.96	€8.61	€10.73	0.687 – 0.632

  Note: Prices not adjusted for dividends of €0.250 per Telefónica share and of €0.205 per Telefónica Móviles share to be paid prior to completion of the merger, as impact on exchange ratios is not material.

  (1) Telefónica Móviles price adjusted to reflect extraordinary dividend of €0.435 per share.

  (2) Number of Telefónica shares per Telefónica Móviles share.

  Potential Benefits

  Credit Suisse has had discussions with TELEFÓNICA with respect to the potential synergies that TELEFÓNICA estimates could be created as a result of the merger, mainly by way of cost savings and capital expenditure reduction (especially in information technology and infrastructure). Considering the potential synergies to be created based on TELEFÓNICA’s assumptions, the 0.800 ratio would fall within the exchange ratio ranges calculated with all of the methodologies mentioned in the preceding paragraphs.

  Valuation of TELEFÓNICA

  The actual value of TELEFÓNICA – taken as the actual value of its undertaking or net worth – used to determine the exchange ratio is €60,960 million. Such amount was calculated on the basis of the closing price of TELEFÓNICA shares on March 27, 2006 (€13.14 per share), deducting a total of €0.25 per share. This adjustment was made on the basis of the interim dividend TELEFÓNICA intends to distribute prior to the registration of the merger and which will therefore not be attributed to the shareholders of TELEFÓNICA MÓVILES following the exchange. It should be noted that the distribution of a dividend of €0.25 per share was announced on February 28, 2006, subject to the required corporate authorizations, to be paid following the registration of the merger, which was therefore not taken into account for the adjustment since, given that it benefits both TELEFÓNICA shareholders and the shareholders of TELEFÓNICA MÓVILES, it has no effect on the formulation of the exchange ratio.

  The amount of the closing price of TELEFÓNICA shares, adjusted to reflect the above-mentioned dividends, is €12.89 per share and, multiplied by a total of 4,729 million TELEFÓNICA shares, net of treasury shares, results in a value of €60,960 million.

  Valuation of TELEFÓNICA MÓVILES

  The actual value TELEFÓNICA MÓVILES used to determine the exchange ratio is €44,657 million. This actual value was selected within certain ranges to fit the exchange ratio 4:5. The ranges used for this purpose were calculated using different valuation methods described above. The dividends of €0.435 and €0.205 per share that TELEFÓNICA MÓVILES intends to distribute prior to the registration of the merger were naturally also deducted. The above results in a unit value for TELEFÓNICA MÓVILES’ shares of €10.312.

  Comparison with the Criteria for De-Listing Offers

  Credit Suisse has also examined the requirements set by the CNMV pursuant to the standards established in Royal Decree 1197/1991 and believes that the terms of the tender offer comply with the statutory requirements for de-listing tender offers for shares.

  Spanish law sets a number of requirements to be complied with in de-listing tender offers with regard to the minimum price to be offered, which may not be lower than whichever is highest of the following:

    Underlying Book Value: €1.44 per share as of December 31, 2005.

    Average listing price1 of the last six months: €9.24 per share.

    Price offered in tender offers for shares made in the last year: not applicable.

    Liquidation value (adjusted UBV):

  1The average weighted listing price of TELEFÓNICA MÓVILES for the last six months is €9.64.

  The calculation of the liquidation value consists of the Adjusted Underlying Book Value (UBV) of a company in the process of liquidation and thus differs from a possible sale by parts of a going concern.

  Thus, in the case of TELEFÓNICA MÓVILES, where the UBV is substantially lower than the current listing price of the company’s shares, the value resulting from using the liquidation value method will be significantly lower than the implied price of the tender offer, particularly owing to the need to pay taxes on the gains on the sale of assets, as well as to the adverse impact a customary quick sale process would have on the liquidation process.

  Credit Suisse has therefore not calculated a liquidation value for TELEFÓNICA MÓVILES because it will be lower than the price of the tender offer for the reasons described in the previous paragraph.

  All the foregoing shows that the valuation of TELEFÓNICA MÓVILES taken into account in formulating the exchange ratio (€10.312) is considerably higher than the highest of the criteria described above.

  4.4 Net Book Value of the TELEFÓNICA MÓVILES Assets to be Received by TELEFÓNICA

According to the individual annual accounts of TELEFÓNICA MÓVILES as of December 31, 2005, the value of the equity of TELEFÓNICA MÓVILES that will be received by TELEFÓNICA was 4,026,674 thousand Euros on that date.

In any event, it is stated for the record that, pursuant to the provisions of the Merger Plan, prior to the execution of the transaction, TELEFÓNICA MÓVILES is expected to, upon the relevant corporate resolutions, and in addition to the previously-announced gross dividend of 0.205 Euro per share to be charged to the earnings of fiscal year 2005 and to unrestricted reserves, distribute extraordinary dividends for the respective gross amounts of 0.085 Euro per share to be charged to the reserve for the issuance premium and other unrestricted reserves, and 0.35 Euro per share to be charged to the profits posted between January 1 and March 28, 2006.

  CONCLUSION

For the foregoing reasons, the directors of TELEFÓNICA state their conviction that:

    the Merger Plan that is the subject of this Report is highly appropriate for both entities and the shareholders thereof, given that the merger is the most efficient mechanism to confront new customer demands, technological change and the new competitive environment, allowing a greater value creation for shareholders; and

    the exchange ratio proposed in the Plan is justified and is fair to the shareholders of both entities, as confirmed by the reports of the financial advisors and of the independent expert appointed by the Commercial Registry.

  * * * * *

  This report has been prepared and approved in Madrid on May 12, 2006 by the directors of TELEFÓNICA. It is stated for the record that the Directors Mr. José Fernando de Almansa Moreno-Barreda, Mr. Maximino Carpio García, Mr. Luis Lada Díaz, Mr. Antonio Massanell Lavilla and Mr. Antonio Viana-Baptista have abstained from participating in the preparation and approval of this Report as they understand that they are affected by a potential conflict of interest.